Exhibit 19.1

INSIDER TRADING POLICY

Purpose:

Waste Management, Inc., together with its subsidiaries and affiliates (the “Company”), has adopted this policy (this “Policy”) to provide guidelines to support compliance with insider trading laws.

This Policy prohibits transacting in securities while in possession of material non-public information regarding the issuer of those securities, as described further below. This Policy also prohibits disclosing such information to others who may then transact in the securities of the issuer to which the material non-public information relates. Violation of insider trading laws may result in severe civil and criminal penalties and disciplinary action by the Company, including dismissal.

Policy:

Persons Subject to this Policy

This Policy applies to all members of the Board of Directors (“Directors”), officers, employees, contractors, and consultants providing services to the Company, on behalf of themselves and their Related Entities (as defined below).

REQUIREMENTS APPLICABLE TO ALL PERSONS SUBJECT TO THIS POLICY

Prohibition of Insider Trading

●	No person subject to this Policy is permitted to transact in the stock or any securities of the Company while in possession of material non-public information.
●	No person subject to this Policy is permitted to transact in the stock or any securities of another company, which is a customer, vendor, supplier, or entity with which the Company may be negotiating a major transaction, while such person is in possession of material non-public information about such other company as a result of the person’s employment or relationship with the Company.
●	No person subject to this Policy may disclose material non-public information about the Company, or material non-public information about another company as described in the prior bullet, to others who may then transact or may pass it along to others who may transact in the securities of the issuer to which the material non-public information relates.

Exhibit 19.1

Transactions Subject to this Policy

Except as otherwise specified in this Policy, the prohibition on insider trading outlined above applies to all transactions involving the purchase, sale, gift (including for estate planning and other tax-related or charitable purposes) or pledging of any security, including, without limitation, common stock, senior notes and any other securities, including derivative securities such as exchange-traded put or call options, exchange-traded funds, or swaps. This Policy also applies to any transaction involving a right to acquire or sell any security, as well as any other transaction that in any way depends on the price of a security.  Any references herein to “transacting,” or a “transaction” shall include all of the foregoing for both the Company and any other company, which is a customer, vendor, supplier, or entity with which the Company may be negotiating a major transaction, whose material non-public information you obtain as a result of your employment or relationship with the Company.

Any references herein to “transacting,” or a “transaction” shall also apply to any actions taken by anyone who resides with you and anyone whose transactions in securities are subject to influence or control by you (collectively, “Related Entities”).  For example, Related Entities include, but are not limited to, parents or children that consult with you on stock trading, any company or entity controlled by you, and trusts for which you are the trustee.

Individual Responsibility

Each person subject to this Policy is responsible for ensuring that he or she (including his or her Related Entities) complies with this Policy and applicable insider trading laws.  In all cases, the responsibility for determining whether an individual is in possession of material non-public information rests with that individual.  Neither a grant of clearance to execute a transaction nor any other Company action shall in any way constitute legal advice or insulate an individual from liability for insider trading.

Determining if Information is Material

Information is material if there is a substantial likelihood that a reasonable investor would consider the information important in making a decision whether to purchase, hold or sell any of the Company's securities.  Information may be material even if it would not alone determine the investor's decision.  It is not necessary that the information would impact the trading price of the stock or other securities to be material, and either positive or negative information regarding the Company or other companies may be material.  Information that is more likely to be considered material includes:

Exhibit 19.1

●	Annual and quarterly financial results, financial plans and guidance, including significant gains, losses or impairments;
●	Negotiations and agreements regarding significant transactions, such as joint ventures, mergers, acquisitions, and divestitures;
●	Significant changes in senior management or the Board of Directors, or possible proxy contests;
●	Proposed or contemplated restructuring or recapitalization transactions, issuances or buybacks of securities, or other significant financing transactions;
●	Potential changes in credit ratings by a rating agency;
●	Changes in dividend policy;
●	Internal financial information which departs in any significant way from projections or market expectations;
●	Significant labor matters, including potential strikes, strike negotiations and terminations or layoffs of existing employees;
●	The acquisition or loss of a major contract or customer;
●	A significant cybersecurity incident; and
●	The commencement or threat of major litigation or any developments relating to such litigation.

This list is not comprehensive.  Any person subject to this Policy that believes they may be in possession of material non-public information should consult the office of the Chief Legal Officer (“CLO Office”) before transacting in the Company’s securities.

Definition of Non-Public Information

Unless the information has been included in a broad public disclosure and sufficient time has passed for the securities markets to absorb the information, you should consider such information to be non-public.  Broad public disclosure of material information is typically accomplished through a press release or an SEC filing, and in some cases during pre-announced publicly accessible conference calls or webcasts or by posting on the Company’s website.  After material information has been publicly disclosed, you should continue to refrain from transacting in the Company’s securities until the information has been adequately disseminated and the investing public has had time to absorb the information.  Generally, information will have been adequately disseminated and absorbed by the investing public when two full trading days have elapsed since its release.

Material Non-public Information Must be Kept Confidential

Material non-public information about the Company or its counterparties is the property of the Company, and unauthorized disclosure or use of that information is prohibited. Material non-public information should be maintained in strict confidence and should be discussed, even within the Company, only with persons who have a “need to know.” You should

Exhibit 19.1

exercise the utmost care in dealing with information that may be material non-public information. Confidential information should not be discussed in public places, such as hallways, elevators, restaurants and airplanes. Written confidential information should be similarly safeguarded, and should not be shared on message boards or websites.  Even inadvertent releases of material non-public information can expose the Company, you and your family and friends to civil and criminal penalties.

Appearance of Improper Trading

All persons subject to this Policy are encouraged to seek advice from the CLO Office in connection with any issue that could create an appearance of improper trading.  Additionally, all persons subject to this Policy are strongly discouraged from engaging in any “hedging” type transaction that has the effect of offsetting a decrease in the market value of any security of the Company, as such transactions are described in more detail under “Restrictions on Hedging and Pledging Transactions” below.

Certain Exceptions

Equity-based Awards: This Policy does not restrict the granting or vesting of equity awards under the Company’s equity compensation plans, including restricted stock or performance share units; the exercise of employee stock options under the Company’s equity compensation plans; or the net tax withholding on such awards.  This Policy does apply to any sale of stock as part of a broker-assisted “cashless exercise” of an option or any other market sale for the purpose of generating funds to pay the exercise price of an option or to cover additional tax obligations, unless such transaction is pursuant to a 10b5-1 Plan (as discussed below).

401(k) / Deferral Plan:  This Policy does not restrict purchases of Company securities or investments in the Company stock fund through a Company 401(k) Plan or Deferral Plan resulting from a prior payroll election.  This Policy does apply to an election to make a transfer of money into or out of the Company stock fund.

Employee Stock Purchase Plan: This Policy does not restrict your purchases of Company stock through the employee stock purchase plan resulting from a prior payroll election.  This Policy does apply to your contribution elections and to sales of stock acquired under the employee stock purchase plan.

Rule 10b5-1 Plans:  Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) allows individuals to adopt a binding written plan to transact in securities in the future.  The plan must be adopted when the individual is not in possession of material

Exhibit 19.1

non-public information.  The plan does not allow the individual to exercise any influence over the future transactions by requiring that the individual set forth the amount, price and/or dates of future transactions, or a formula or mechanism for automatically determining how and when to make transactions.  This may be a useful tool for someone with exposure to material non-public information in the course of their duties that needs to sell Company securities on a fixed date, that has employee stock options expiring in the near future, or that wants more flexibility in the timing of their transactions.  Use of Rule 10b5-1 Plans is subject to precise rules and restrictions, including applicable cooling-off periods after plan adoption of modification. Contact the CLO Office for additional information on use of Rule 10b5-1 Plans and before adopting, modifying or terminating an existing Rule 10b5-1 Plan or any similar arrangement.

Post-employment Transactions: You are prohibited from transacting in Company securities while aware of material non-public information that you learned while you were employed, even after your employment ends, until that information has become public or is no longer material.  In addition, a Director or Executive Officer (as defined below) may have reporting obligations for up to six months after his or her departure from the Company.

Diversified Mutual Funds: This Policy does not restrict transactions in diversified mutual funds that are invested in the Company’s securities.

ADDITIONAL REQUIREMENTS APPLICABLE TO

DIRECTORS, EXECUTIVE OFFICERS AND DESIGNATED INSIDERS

Trading Windows and Black-out Periods

The Company has established trading windows and black-out periods for the Company’s Directors, Executive Officers (those officers subject to Section 16 of the Exchange Act) and Designated Insiders.  “Designated Insiders” are those employees who have been designated as such for purposes of this Policy because they are likely to be exposed to material non-public information in the course of their duties.

The open trading windows are the only times during which Directors, Executive Officers and Designated Insiders may transact in Company securities, and no transactions may be made during the black-out periods (unless they are made pursuant to a Rule 10b5-1 Plan).

The Company has determined that its black-out period will generally begin at 5:00 p.m., Houston time, on the fifth business day of the third month of each fiscal quarter. The Company has determined that its black-out period will generally end at 5:00 p.m., Houston time, on the second full trading day following the Company’s quarterly earnings release.  In the event that the Company releases its quarterly earnings results before

Exhibit 19.1

the market opens on a trading day, then such trading day shall constitute the first full trading day following the release.

While the Company will generally follow the time frames set forth above, other non-public developments or information may cause the Company to revise the trading window, close the trading window early, not open the trading window at all, or establish additional event-specific restrictions and trading windows. The Company will not typically be able to provide advance notice of such changes.

An open trading window does not imply that you may transact freely, without regard to whether you are in possession of material non-public information.  The Company has chosen to prohibit any transactions during the black-out period to avoid an appearance of impropriety, as this is the time period that Directors, Executive Officers and Designated Insiders are most likely to be in possession of material non-public information.  However, it is possible that, even during an open trading window, an individual may be in possession of material information that has not been made public, and therefore, that individual must still refrain from transacting until such information has been publicly disclosed.

Stock Ownership Guidelines

All Directors, Executive Officers, Area Vice Presidents and certain Corporate Vice Presidents are subject to the Company’s Stock Ownership Guidelines.  Any individual subject to the Stock Ownership Guidelines is responsible for ensuring that his or her transactions in Company securities comply with the Stock Ownership Guidelines.  Questions about the Stock Ownership Guidelines should be directed to the VP, Total Rewards or the CLO Office.

Pre-Clearance of Transactions Required for Directors, Executive Officers and Individuals Subject to Stock Ownership Guidelines

All transactions of securities by Directors, Executive Officers and other individuals subject to the Company’s Stock Ownership Guidelines must be pre-cleared through the CLO Office regardless of when the transaction occurs.  It is important to keep in mind that clearance, when given, will be only for the current trading window, which may close at any time. The people in the CLO Office currently authorized to grant pre-clearance for transacting are the Executive Vice President, Chief Legal Officer and General Counsel – Securities and Governance / Corporate Secretary.

Designated Insiders that are not subject to the Company’s Stock Ownership Guidelines are not required to obtain pre-clearance from the CLO Office to transact in Company securities during an open trading window, but all Designated Insiders are responsible for their compliance with this Policy, including the hedging and pledging restrictions discussed below.

Exhibit 19.1

Use of Rule 10b5-1 Plans

Directors, Executive Officers, and Designated Insiders may only adopt or modify a Rule 10b5-1 Plan during an open trading window and following approval from the CLO Office.  The CLO Office must also be consulted in advance of any termination of a previously adopted Rule 10b5-1 Plan. The Company is required to disclose the adoption, modification or termination of Rule 10b5-1 Plans by Directors and Executive Officers in its quarterly SEC reporting.  The CLO Office will assist you in confirming compliance with the rules and restrictions applicable to use of Rule 10b5-1 Plans, including applicable cooling-off periods after plan adoption or modification.

Restrictions on Hedging and Pledging Transactions

Directors, Executive Officers, and Designated Insiders may not hedge their ownership of Company securities, including (a) transacting in options, warrants, puts and calls or similar derivative instruments on any security of the Company; (b) selling any security of the Company “short”; (c) purchasing any financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) or (d) otherwise engaging in transactions that are designed to or have the effect of offsetting any decrease in the market value of any security of the Company granted as compensation or held, directly or indirectly, by the Director, Executive Officer or Designated Insider. A derivative is a security whose value is based on the performance of an underlying financial asset, index or other investment (diversified mutual funds are not included in this definition).  This paragraph does not apply to the exercise of employee stock options granted by the Company.  While individuals that are not Directors, Executive Officers or Designated Insiders are not prohibited from hedging, all employees are highly discouraged from entering into hedging transactions.

Directors, Executive Officers and Designated Insiders may not hold Company securities in a margin account or pledge Company securities as collateral for any loan or other obligation because such arrangements could result in Company securities being sold at a time when the insider is aware of material non-public information about the Company.

Other Considerations for Directors and Officers

Section 16 Reporting Compliance:  Almost all transactions in Company securities by Directors and Executive Officers must be reported to the SEC on a Form 4 within two business days.  Accordingly, it is critical that Directors and Executive Officers comply with the pre-clearance requirements and fully communicate their transactions to the CLO Office. In addition, a Director or Executive Officer can have reporting obligations for up to six months after his or her departure from the Company.

Exhibit 19.1

Short-Swing Profit Liability:  Under Section 16(b) of the Exchange Act, Directors and Executive Officers are liable to the Company for any profits realized by them from any purchase and sale (or sale and purchase) of the Company’s stock that occur within a period of less than six months, unless there is an exemption.  For example, if an Executive Officer purchases stock on October 30 and sells stock on April 28 (one day short of the six-month window), then the Executive Officer must disgorge the short-swing profits made on the transaction, unless an exemption applies.  Liability for short-swing profits is imposed in a mechanical fashion without regard to whether the Director or Executive Officer intended to violate the section or transacted on inside information. Many non-discretionary transactions between the Company and the subject individuals are exempt, including grants or vesting of compensatory stock awards.  However, selling stock on the open market to cover option costs in a cashless exercise is not exempt.  Additionally, discretionary fund-switching and cash withdrawals from the Company stock fund within the 401(k) Plan or Deferral Plan are exempt from short-swing profit liability only if it has been at least six months since the most recent “opposite way” election.

TRANSACTIONS BY THE COMPANY

From time to time, the Company may engage in transactions in its own securities. It is the Company’s policy to comply with all applicable securities and state laws, (including appropriate approvals by the Board of Directors or applicable committee, if required) when engaging in transactions in the Company’s securities.

Approval Requirements: All Directors, Executive Officers and other individuals subject to the Company’s Stock Ownership Guidelines must obtain pre-clearance from one of the following individuals prior to engaging in any transaction covered by this Policy:

●	Executive Vice President, Chief Legal Officer
●	General Counsel – Securities and Governance / Corporate Secretary

Policy Owner/Contact: The Policy Owner is the Executive Vice President, Chief Legal Officer.  Questions regarding this Policy should be directed to the Policy Owner or the Policy Liaison.

Variance Approvals: Policy variances must be obtained in advance from the Policy Owner.

Policy Liaison: General Counsel – Securities and Governance / Corporate Secretary

Exhibit 19.1

Policy Approved by the Waste Management, Inc. Board of Directors on December 16, 2024